Exhibit 99

NEWS RELEASE

The Progressive Corporation	Company Contact:
6300 Wilson Mills Road	Patrick Brennan
Mayfield Village, Ohio 44143	(440)395-2370
http://www.progressive.com

PROGRESSIVE ANNOUNCES DIRECTOR RESIGNATION
MAYFIELD VILLAGE, OHIO — December 21, 2007 — The Progressive Corporation today announced the resignation of one of its Directors, Philip A. Laskawy. Mr. Laskawy, who had served on the Board of Directors since 2001 and as Chairman of the Audit Committee since April of 2003, informed the Company that his ongoing involvement as the Chairman of the International Accounting Standards Committee Foundation, which had caused him to miss the two most recent Board meetings, was likely to limit his active participation on the Company’s Board of Directors for the foreseeable future and that, as a result, he had decided to resign effective immediately. The Board of Directors has appointed Stephen R. Hardis to replace Mr. Laskawy as the Audit Committee Chairman. Mr. Hardis, a member of the Company’s Board since 1988, is the former Chairman and Chief Executive Officer of Eaton Corporation and currently serves as the non-executive Chairman of the Board at Marsh & McLennan Companies, Inc. and as a Director and Chairman of the Audit Committee at American Greetings Corporation, among other public company boards.
About Progressive
The Progressive Group of Insurance Companies, in business since 1937, is the country’s third largest auto insurance group and largest seller of motorcycle and personal watercraft policies based on premiums written, and is a market leader in commercial auto insurance.
Progressive is committed to becoming consumers’ #1 choice for auto insurance by providing competitive rates and products that meet drivers’ needs throughout their lifetimes, superior online and in-person customer service, and best-in-class, 24-hour claims service, including its concierge level of claims service available at service centers located in major metropolitan areas throughout the United States.
Progressive companies offer consumers choices in how to shop for, buy and manage their auto insurance policies. Progressive offers its products, including personal and commercial auto, motorcycle, boat and recreational vehicle insurance, through more than 30,000 independent insurance agencies throughout the U.S. and online and by phone directly from the Company. To find an agent or to get a quote, go to www.progressive.com.
The Common Shares of The Progressive Corporation, the Mayfield Village, Ohio-based holding company, are publicly traded at NYSE:PGR.